UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2014 (December 2, 2014)

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On December 2, 2014, Tenneco Inc. (“Tenneco”) announced that it has priced an offering of $225 million of 5 3/8% senior notes due 2024. Tenneco intends to use the proceeds of this offering net of related fees and expenses, together with cash on hand or available liquidity, to purchase any and all of its outstanding $225 million 7 3/4% senior notes due 2018 tendered in the tender offer launched November 20, 2014 and to redeem any of such notes that are not tendered. These transactions are expected to reduce Tenneco’s annual interest expense by approximately $5 million. Tenneco expects to record a charge in the fourth quarter of approximately $13 million in respect of the solicitation of consents and purchase of its 7 3/4% senior notes. The offering is not conditioned upon the consummation of the tender offer.

The notes will be general senior obligations of Tenneco and will be guaranteed by each of Tenneco’s material domestic wholly-owned subsidiaries that also guarantee Tenneco’s senior credit facility. These guarantees will be general senior obligations of the guarantors. The notes and guarantees will not be secured by any assets of Tenneco or the guarantors. The sale of the notes is expected to close on or about December 5, 2014, subject to customary closing conditions.

Tenneco has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this Current Report relates.

This Current Report shall not constitute an offer to sell or a solicitation of an offer to buy any security nor shall there be any sale of these notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This Current Report also shall not constitute an offer to purchase, nor a solicitation of an offer to sell, the 7 3/4% senior notes due 2018 or any other securities.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 2, 2014 announcing pricing of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: December 2, 2014	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary